Exhibit 99.1

Redpoint Bio Reports Three Months and Nine Months Ended September 30, 2010 Results

EWING, N.J., November 9, 2010 —  Redpoint Bio Corporation (OTCBB: RPBC), a company focused on the development of healthier foods and beverages and new approaches to the treatment of diabetes and obesity, today announced financial and operational results for the three months and nine months ended September 30, 2010.

For the three months and nine months ended September 30, 2010, Redpoint recorded no revenue and $0.5 million of revenue, respectively.  The revenues for the nine months ended September 30, 2010 were related to an upfront payment in connection with a Licensing and Commercialization Agreement that the Company entered into with International Flavors & Fragrances Inc. (“IFF”) in June 2010.  For the three and nine months ended September 30, 2009, Redpoint recorded no revenue and $1.9 million of revenue, respectively.  The revenues for the nine months ended September 30, 2009 were primarily from the Company’s prior collaboration with Givaudan.

Research and development expenses for the third quarter of 2010 were $0.8 million, compared to $1.2 million for the third quarter of 2009. Research and development expenses for the nine months ended September 30, 2010 were $2.5 million, compared to $4.6 million in the same period of 2009. The decrease in expenses was primarily attributable to the reductions in workforce as a result of the corporate restructurings that the Company announced in February and May of 2009.

General and administrative expenses for the third quarter of 2010 were $0.9 million, compared to $1.2 million for the third quarter of 2009. General and administrative expenses for the nine months ended September 30, 2010 were $2.9 million, compared to $4.2 million in the same period of 2009.

Redpoint reported a net loss for the third quarter of 2010 of $1.8 million, or $0.02 per common share, compared to $2.4 million, or $0.03 per common share, for the third quarter of 2009.

The net loss for the nine months ended September 30, 2010 was $4.9 million, or $0.06 per common share, compared to $7.0 million, or $0.09 per common share, for the nine months ended September 30, 2009.

Redpoint had approximately $1.6 million in cash and cash equivalents at September 30, 2010. In addition, in October 2010, RP44, the Company’s all-natural sweetness enhancer, was determined to be Generally Recognized As Safe (GRAS), triggering a $0.5 million milestone payment which is due to the Company in connection with its June 2010 license agreement with IFF. Additionally, Redpoint is in the process of selling a portion of its New Jersey State net operating loss carryforwards and in November, the Company received notification that its diabetes program had been approved for a grant in the amount of approximately $0.25 million in connection with the Qualifying Therapeutic Discovery Project Program under section 48D of the Internal Revenue Code. The Company believes that its current capital resources, and the amounts expected to be received from the aforementioned milestone payment and government programs, are sufficient to meet its operating and capital requirements through April 2011.

Third Quarter Highlights and Recent Developments

In June 2010, the Company entered into a license and commercialization agreement with IFF, a global leader in the food and beverage industry, covering the commercialization of RP44, Redpoint’s all-natural sweetness enhancer. In October 2010, IFF received notification by the Flavor and Extract Manufacturers Association (FEMA) that RP44 had been determined to be Generally Recognized As Safe (GRAS), triggering a $0.5 million milestone payment which is due in November 2010.

Redpoint also recently reported that it had advanced its discovery program for all-natural enhancers of salty taste. The objective of the salt enhancer program is to identify natural flavor ingredients that can provide a significant reduction in the amount of sodium in food and beverage products, yet maintain the salty taste that consumers desire.

Redpoint is using its proprietary MOG assay technology for its salt enhancer discovery program. The MOG technology was developed specifically to deal with the complex sensory and experimental issues associated with the discovery of all-natural compounds, which are often derived from plant or fermentation sources containing complex mixtures of taste ingredients. Historically, natural tastants or enhancers have been discovered by trial and error using human tasters. The MOG is an enabling technology that facilitates high throughput screens of tastant libraries and natural product extracts by rodents trained to discriminate specific taste standards. MOG-trained rodents are “expert” taste testers capable of rapidly identifying taste from small samples with a high level of accuracy, providing an effective means of evaluating the taste properties of complex natural product extracts.

Redpoint originally developed its MOG technology to discover natural high-potency sweeteners and sweetener enhancers. More recently, Redpoint scientists have developed and optimized a high-throughput salt-taste detection system, in which MOG-trained rodents discriminate salt from other essential tastes (savory, sweet, sour, and bitter). The MOG approach will be used to evaluate the salt-tasting and salt-enhancing potential of natural sources such as fermentation products and edible plant extracts, with a focus on isolating active components from ingredients already used in the food industry.

Regarding its diabetes research program, in July 2010, the Company announced the issuance of a patent covering methods of using a high-throughput screen to discover certain modulators of the TRPm5 ion channel. In November 2010, the Company received notification that its diabetes program had been approved for a grant in the amount of approximately $0.25 million in connection with the Qualifying Therapeutic Discovery Project Program under section 48D of the Internal Revenue Code. The TRPm5 ion channel was originally identified as an important component of taste signaling circuits responsible for sensing sweet, savory, and bitter compounds on the tongue. Recently, an emerging body of scientific evidence has demonstrated that the TRPm5 ion channel is also found in the pancreas and gastrointestinal tract, suggesting a potential role in the regulation of metabolism and satiety.

Specifically, TRPm5 may be involved in the secretion of important hormones like GLP1 and insulin that control sugar uptake and metabolism. Consequently, modulators of TRPm5 could potentially find application as a new therapy for adult-onset diabetes and obesity. Redpoint is seeking a large pharmaceutical company as a partner for a collaborative research and development program to further develop its TRPm5 modulators for diabetes and obesity therapeutic applications.

About Redpoint Bio Corporation

Redpoint’s understanding of the biology of taste and its relationship to metabolism, satiety, and diabetes impact both the development of healthier foods and potentially, new approaches for treating diabetes and obesity. Redpoint is developing taste modulators for the food and beverage industry with the aim of enhancing sweet and savory flavors in food and beverage products which can lead to reductions in added sugar and salt. The development of healthier and more tasteful food can contribute to improving the overall health of the world’s population, since many modern diseases are related to excess dietary sugar and salt. Recent scientific research suggests that many of the same taste-signaling components found on the tongue are also expressed as part of a nutrient-sensing system located in the gastrointestinal tract which could lead to new opportunities for the discovery of novel diabetes or obesity therapeutics. For more information, please visit the Company’s website at www.redpointbio.com.

Safe Harbor Statement

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The Company’s performance and financial results could differ materially from those reflected in these forward-looking statements due to, among other factors, the uncertain economic viability of production of RP44 on a commercial scale, the Company’s inability to enter into additional collaboration agreements or raise additional capital to sustain operations, uncertainty inherent in the discovery phase of technological development, any efforts by third parties to invalidate or limit any patents, the marketplace acceptance of its products, the decisions of regulatory authorities, the results of clinical trials and general financial, economic, regulatory and political conditions affecting the food and beverage, biotechnology and pharmaceutical industries generally. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. The Company undertakes no obligation to update publicly any forward-looking statement.

SOURCE: Redpoint Bio Corporation

Redpoint Bio

Scott Horvitz, 609-637-9700, ext. 207

Chief Financial Officer

shorvitz@redpointbio.com

or

The Trout Group (for Redpoint Bio):

Lee M. Stern, 646-378-2922

or

Redington, Inc.

Thomas Redington, 212-926-1733

(financial tables follow)

Redpoint Bio Corporation

(A Development-Stage Enterprise)

Selected Financial Information

Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2010	2009	2010

Research, grant and license revenue	$—	$—	$1,868	$500

Operating expenses:
Research and development	1,192	847	4,599	2,468
General and administrative	1,177	894	4,203	2,907
Total operating expenses	2,369	1,741	8,802	5,375
Operating loss	(2,369)	(1,741)	(6,934)	(4,875)
Interest income	23	—	126	11
Interest expense	(61)	(32)	(180)	(112)
Loss before income taxes	(2,407)	(1,773)	(6,988)	(4,976)
Income tax benefit	—	—	—	101
Net loss	$(2,407)	$(1,773)	$(6,988)	$(4,875)

Basic and diluted net loss per common share	$(0.03)	$(0.02)	$(0.09)	$(0.06)

Weighted average common shares outstanding	79,769	79,842	79,588	79,840

Condensed Balance Sheets

(in thousands)

(unaudited)

	December 31, 2009	September 30, 2010

Cash and cash equivalents	$5,557	$1,637
Other current assets	176	85
Property and equipment, net	727	430
Other assets	315	304
Total assets	$6,775	$2,456

Current liabilities	$1,223	$1,653
Long-term liabilities	774	462
Stockholders’ equity	4,778	341
Total liabilities and stockholders’ equity	$6,775	$2,456